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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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FLEETWOOD ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

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FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5527

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

    The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc., ("Fleetwood") will be held in the Conference Center of the corporate offices, 3050 Myers Street, Riverside, California, on September 11, 2001, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect three directors to serve three-year terms ending in the year 2004, and until their successors are elected and qualified. The Board of Directors has nominated the three persons specified in the accompanying Proxy Statement.

  2.
  To consider and act upon such other business that may properly come before the meeting.

    The close of business on July 13, 2001, has been fixed as the record date for determining shareholders that are entitled to receive notice of and to vote at the Annual Meeting and any adjournment.

    Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of Common stock be present in person or represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                      By Order of the Board of Directors,

                      Forrest D. Theobald
                      Secretary

Riverside, California
Dated: August 1, 2001

FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5527

PROXY STATEMENT

    Your proxy is solicited by the Board of Directors of Fleetwood Enterprises, Inc., ("Fleetwood") for use at the Annual Meeting of Shareholders on Tuesday, September 11, 2001, or at any adjournment thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. A shareholder giving a proxy may revoke it at any time before the proxy is exercised by giving written notice of revocation to Fleetwood's Secretary. Only shareholders of record at the close of business on July 13, 2001, are entitled to notice of, and to vote at, the meeting. Fleetwood has arranged to send these proxy materials to such shareholders of record on approximately August 1, 2001.

    Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing.

    As of the record date, 32,759,196 shares of Fleetwood's Common stock were issued and outstanding. Each shareholder has one vote per share on all business presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

ELECTION OF DIRECTORS
(Proxy Item No. 1)

    Under Fleetwood's Bylaws, which provide for a "classified Board," three directors (out of a total of eleven) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in the year 2004 and until their successors have been elected and qualified. Proxies will be voted for the election of Paul D. Borghesani, Thomas B. Pitcher and Nelson W. Potter as Fleetwood directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that any of the nominees will be unavailable.

    Each shareholder is entitled to one vote for each share of Common stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The three candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

    The following information is furnished as of July 13, 2001, with respect to the three nominees, all of whom are currently Fleetwood directors, as well as for the other eight Fleetwood directors whose terms of office will continue after the 2001 Annual Meeting.

NOMINATED FOR ELECTION FOR TERMS ENDING IN SEPTEMBER, 2004

    PAUL D. BORGHESANI, age 63, was appointed to Fleetwood's Board of Directors in April, 1999. Mr. Borghesani is a partner of the law firm Baker & Daniels, South Bend, Indiana. He is also Vice President—General Counsel of Morgan Drive Away, Inc., the principal business of which is the transportation of manufactured homes and recreational vehicles, Vice President and Corporate Counsel of The

Morgan Group, Inc., and owner and founder of Transportation Advisory Group, LLC. Mr. Borghesani serves as a director of Morgan Drive Away and was Morgan's President and Chief Operating Officer from 1983 to 1995 and Chairman and Chief Executive Officer from 1995 to 1996. Mr. Borghesani is a graduate of Tufts University and received a JD degree from Boston College.

    THOMAS B. PITCHER, age 62, has served as a member of the Board since 1998. Mr. Pitcher has been Advisory Counsel to the law firm Gibson Dunn & Crutcher LLP since 1995, when he retired from the active practice of law. Prior to that date, Mr. Pitcher was a member of the firm's Executive Committee and was the partner in charge of its Orange County, California, office and its international practice. Mr. Pitcher is a graduate of the University of Florida and received a JD degree from the Duke University School of Law.

    NELSON W. POTTER, age 58, has been a member of Fleetwood's Board of Directors since January, 1998. From January, 1998 to April 29, 2001, Mr. Potter was Fleetwood's President and Chief Operating Officer. On April 30, 2001, Mr. Potter became President and Chief Executive Officer. He served as Fleetwood's Executive Vice President—Operations from January, 1997 until January, 1998 and was Vice President—Planning and Corporate Development from 1992 until 1997. Mr. Potter is a graduate of American University in Washington, D.C., and received an MBA degree from the Wharton Graduate School of the University of Pennsylvania.

DIRECTORS WHOSE TERMS EXPIRE IN 2003

    DR. JAMES L. DOTI, age 54, has served as a Fleetwood director since 1995. Since 1991, Dr. Doti has served as President of Chapman University, a private institution located in Orange, California, where he also founded the University's Center for Economic Research in 1978 and was appointed inaugural holder of the Donald Bren Distinguished Chair in Business and Economics in 1999. Dr. Doti is also a director of First American Financial Corp., Remedy Temp, Inc., and Standard Pacific Corp. He is a graduate of the University of Illinois, Chicago, and received master's and doctorate degrees in economics from the University of Chicago.

    DAVID S. ENGELMAN, age 63, was appointed to Fleetwood's Board of Directors in April, 1999. Mr. Engelman is a private investor. He served as Chairman, Chief Executive Officer and President of UnionFed Financial Corporation from 1991 until 1997 and held the same positions at its subsidiary, Union Federal Bank, until the Office of Thrift Supervision appointed a receiver for the bank in June, 1995. From 1989 to 1991, Mr. Engelman was a consultant to Portland General Corporation, a diversified public utility holding company, with responsibility for the management and liquidation of real estate assets. Mr. Engelman is a director of MGIC Investment Corporation, Mortgage Guaranty Insurance Corporation, Quaker City Bancorp and Quaker City Bank. He is a graduate of the University of Arizona.

    GLENN F. KUMMER, age 67, has been Chairman of Fleetwood's Board of Directors since January, 1998. Mr. Kummer recently stepped down as Chief Executive Officer. He joined the Company in 1965 and has been a member of the Board of Directors since 1983. Before becoming Fleetwood's Chairman and Chief Executive Officer, Mr. Kummer was President and Chief Operating Officer since 1983, and previously he served in various executive positions, including Executive Vice President. He has served as a director and Chairman of the Manufactured Housing Institute and other trade associations related to the Company's business. Mr. Kummer is a graduate of the University of Utah.

    MARGARET S. DANO, age 41, has been a Fleetwood director since 2000. Ms. Dano has been Vice President Supply Chain, Office Products of Avery Dennison Corporation since January, 1999, and was Avery Dennison's Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990's. Ms. Dano received a BSME in Electrical Engineering from the General Motors Institute.

DIRECTORS WHOSE TERMS EXPIRE IN 2002:

    WALTER F. BERAN, age 75, has been a Fleetwood director since 1993. Mr. Beran has been Chairman of the Board of Directors of Pacific Alliance Group, a private financial services firm, since 1986. Previously, he served as Vice Chairman and Western Regional Managing Partner of Ernst & Young LLP, an international accounting firm, from 1971 until 1986. Mr. Beran is currently a director of Ventas, Inc., Eureka Mutual Funds, and several private companies. He is a graduate of Baylor University.

    LOREN K. CARROLL, age 57, became a member of Fleetwood's Board of Directors in April, 1999. Since 1994, Mr. Carroll has been President and Chief Executive Officer of M-I, LLC, the world's largest drilling and fluid handling supplier to the petroleum industry, based in Houston, Texas. Mr. Carroll is also a director of Smith International, Inc. Previously, Mr. Carroll was an audit partner of Arthur Andersen LLP until leaving in 1984 to become Vice President and Chief Financial Officer of Smith International. He also served as President of Geneva Business Services and a director of The Geneva Companies from 1989 until 1992, when he returned to Smith International as Executive Vice President and Chief Financial Officer. Mr. Carroll is a graduate of California State University, Long Beach.

    DR. DOUGLAS M. LAWSON, age 65, has been a member of Fleetwood's Board of Directors since 1981. Dr. Lawson is the founder and Chairman of Douglas M. Lawson Associates, Inc., a New York-based fund-raising management consulting firm which advises non-profit organizations concerning the creation and operation of fund-raising campaigns and training programs throughout the United States. He is a graduate of Randolph-Macon College in Virginia and also has a Bachelor of Divinity degree from Drew University and a Ph.D. from Duke University.

    JOHN T. MONTFORD, age 58, has been a Fleetwood director since 1999. Beginning September 2001, he will be senior vice president—external affairs for SBC Communications Inc. From 1996 to 2001, Mr. Montford has served as Chancellor of Texas Tech University in Lubbock, Texas. From 1983 until 1996, Mr. Montford was a member of the Texas Senate, during which time he served as Chairman of the Senate Finance and State Affairs Committee and Senate President Pro Tempore. Mr. Montford has also maintained an active law practice in Lubbock. He is a graduate of the University of Texas, from which he also received a JD degree.

Board Committees

    Fleetwood's Board of Directors has standing Executive, Compensation, Audit and Strategic Planning Committees. None of the directors who serve on the Audit or Compensation Committees is an executive officer of Fleetwood. The Executive Committee also serves as the Board's nominating committee.

    The Board of Directors met six times during the fiscal year ended on April 29, 2001, and the aggregate of Board and Committee meetings totaled twenty during such period.

    The Executive Committee, consisting of Mr. Kummer, Chairman, Mr. Potter, Mr. Beran, Dr. Lawson and Mr. Pitcher, met two times during the fiscal year ended on April 29, 2001. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another Committee, and except as limited by Delaware law.

    The Compensation Committee met five times during the past fiscal year. The Committee is responsible for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It is also responsible for interpreting and administering certain benefit plans and making awards under such plans. The Compensation Committee consists of Mr. Borghesani, Chairman, Dr. Doti and Ms. Dano.

    The Audit Committee, consisting of Dr. Lawson, Chairman, Mr. Beran and Mr. Montford, met five times during the past fiscal year. The Audit Committee reviews with management and Fleetwood's independent public accountants such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the accountants for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent public accountants and reviews the respective fees related to the performance of such services. During each Audit Committee meeting, members of the Committee and representatives of the accountants have an opportunity for discussions outside the presence of management. The Committee is composed of independent directors and has adopted a written charter approved by the Board. A copy of the charter is attached as Appendix A to this Proxy Statement.

    The Strategic Planning Committee, consisting of Mr. Pitcher, Chairman, Mr. Carroll and Mr. Engelman, met twice during the past fiscal year. The Committee reviews with management initiatives designed to achieve continued growth of the Company and to enhance shareholder value. The Committee assists management in looking beyond traditional quarterly or annual perspectives and in considering longer-term goals for the Company.

Outside Directors' Compensation

    All members of the Board of Directors who are not Fleetwood employees receive compensation for their service as Fleetwood directors in the amount of $30,000 per year, payable quarterly. In addition, members of the Board receive an attendance fee of $1,500 per meeting. Non-employee members of the Executive Committee also receive an annual fee of $4,000 each, payable quarterly. The Chair of each Committee, other than the Executive Committee, receives an annual fee of $4,000 payable quarterly. A special fee in the amount of $1,000 for in-person attendance and $500 for attendance via telephone conference will be paid with respect to each Committee meeting other than those held in conjunction with Board meetings. Directors are reimbursed for airfare (at coach rates) and hotel expenses incurred in connection with their attendance at Board and Committee meetings.

    Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each Annual Meeting of Shareholders automatically receive options to purchase 4,000 shares of Fleetwood Common stock at exercise prices equal to the market value of the underlying shares of Common stock on the date of grant. All options are accompanied by dividend equivalents, which entitle the director to receive payments on each dividend payment date until the options are exercised or terminate in an amount equivalent to dividends on the Company's outstanding shares. The options expire ten (10) years after the date of grant or three years after service as a director is terminated, whichever occurs earlier. Option grants vest immediately. Option grants are made to newly appointed directors on a prorated basis as of the date of their appointment. All current directors except Mr. Kummer and Mr. Potter received options under this Plan during fiscal 2001. The Non-employee directors received dividend equivalent payments in fiscal year 2001 in the following amounts: Mr. Beran, $12,211; Mr. Borghesani, $4,390; Mr. Carroll, $4,390; Ms. Dano, $920; Dr. Doti, $9,861; Mr. Engelman, $4,390; Dr. Lawson, $10,680; Mr. Montford, $3,901 and Mr. Pitcher, $6,128.

Director and Officer Stock Ownership

    The following table sets forth information regarding the beneficial ownership of Fleetwood Common stock as of July 13, 2001, by each Fleetwood Director, the Chief Executive Officer, the four other most highly compensated executive officers (plus two former executive officers who have since retired) and all directors and executive officers as a group. Such ownership includes shares held by certain family members, trusts and private foundations, if applicable.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
		(*=Less than 1%)
Walter F. Beran	29,510	*
Carl D. Betcher	36,500	*
Paul M. Bingham (3)	16,600	*
Paul D. Borghesani	10,188	*
Loren K. Carroll	12,188	*
Margaret S. Dano	4,000	*
James L. Doti	20,658	*
David S. Engelman	11,688	*
Glenn F. Kummer	755,000	2.3
Dr. Douglas M. Lawson	22,000	*
John T. Montford	8,927	*
Thomas B. Pitcher	13,037	*
Boyd R. Plowman	31,000	*
John G. Pollis (4)	60,016	*
Nelson W. Potter	253,000	*
Charles A. Wilkinson	40,500	*
34 Directors and Executive Officers as a Group	1,632,107	4.98

(1)
Includes shares of Fleetwood Common stock which may be obtained if vested options issued under Fleetwood's 1992 Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Beran, 22,510; Mr. Bingham, 16,500; Mr. Borghesani, 9,688; Mr. Carroll, 9,688; Ms. Dano, 4,000; Dr. Doti, 18,658; Mr. Engelman, 9,688; Mr. Kummer, 705,000; Dr. Lawson, 20,000; Mr. Montford, 8,927; Mr. Pitcher, 12,537; Mr. Pollis, 57,000; Mr. Potter, 250,000; Mr. Betcher, 36,500; Mr. Plowman, 26,000; Mr. Wilkinson, 40,500; and 34 Directors and Executive Officers as a Group, 1,527,746.

(2)
Percentage voting power is based upon 32,759,196 shares of Fleetwood Common stock outstanding as of July 13, 2001, the record date. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to Fleetwood's knowledge, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

(3)
Mr. Bingham retired from the Company October 31, 2000.

(4)
Mr. Pollis retired from the Company April 1, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten (10) percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission (SEC) and the New York Stock Exchange. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal year 2001, its executive officers, directors and greater than ten (10) percent beneficial owners, (if any), timely filed all such Section 16(a) reports.

Stock Ownership of Certain Beneficial Owners

    The following table sets forth the most recently available information concerning the only shareholders believed by Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than five (5) percent of Fleetwood's outstanding Common stock.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)		Percent of Class
1.	Perkins, Wolf, McDonnell & Company 53 W. Jackson Boulevard, Ste 722 Chicago, IL 60604	4,807,320	(2)	14.7%
2.	First Pacific Advisors, Inc. 11400 West Olympic Boulevard Los Angeles, CA 90064	3,292,000	(3)	10.1%
3.	Berger Small Cap Value Fund 201 University Boulevard, Ste 900 Denver, CO 80206	3,200,000	(4)	9.8%
4.	Primecap Management Company 225 S. Lake Avenue Pasadena, CA 91101	2,901,750	(5)	8.9%
5.	Dimensional Fund Investors 1299 Ocean Avenue, 11th Floor Santa Ana, CA 90401	2,045,700	(6)	6.2%
6.	Artisan Partners Limited 1000 North Water Street, #1770 Milwaukee, WI 53202	1,756,900	(7)	5.4%

(1)
Percentage voting power is based upon 32,759,196 shares of Fleetwood Common stock outstanding as of July 13, 2001, the record date.

(2)
This information is based upon representations by Perkins, Wolf, McDonnell & Company ("Perkins") as of July 27, 2001, updating information contained in a Schedule 13G filed by Perkins with the Securities and Exchange Commission on February 13, 2001. Based upon information provided by Perkins, Perkins was the beneficial owner of 4,897,320 shares, having sole voting power and sole dispositive power with respect to 29,200 shares and having shared voting and dispositive power with respect to the remaining 4,778,120 shares, including certain shares reported by Berger Small Cap Value Fund ("Berger") (see note 4, below).

(3)
According to its June 30, 2001, Form 13F, the shareholder had shared investment authority with respect to all of the shares, non-voting authority with respect to 1,920,700 shares and shared voting authority with respect to 1,371,300 shares.

(4)
This information is based upon representations by Berger as of July 25, 2001 updating information contained in a Schedule 13G filed by Berger with the Securities and Exchange Commission on February 14, 2001. Based upon information provided by Berger, all 3,200,000 shares are beneficially owned by Berger and Perkins, the sub investment advisor to Berger. Berger and Perkins share voting and dispositive power for all such shares and pursuant to a sub advisory agreement Berger has delegated all investment and voting authority for such shares to Perkins. The 3,200,000 shares reported by Berger are included within the 4,897,320 shares reported by Perkins (see note 3, above).

(5)
This information is based upon representation by Primecap as of June 22, 2001, updating information contained in a Schedule 13G filed by Primecap with the Securities and Exchange Commission on January 16, 2001. Primecap owed 2,901,750 shares of Fleetwood Common stock. Of this amount 1,238,100 shares are held in the Vanguard/Primecap Fund (in which Primecap has investment discretion and Vanguard has sole voting authority); in non-Vanguard Fund accounts, Primecap has sole voting power and authority.

(6)
This information is based upon representation by Dimensional Fund Investors ("Dimensional") as of June 30, 2001, updating information contained in a Schedule 13G filed by Dimensional with the Securities and Exchange Commission on February 2, 2001. In its role as investment advisor and investment manager, to several investment companies and certain other investments, Dimensional possessed both investment and voting power over 2,045,700 shares.

(7)
This information is based upon a Schedule 13G filed by Artisan Partners Limited Partnership ("Artisan") (and certain affiliates hereafter described) with the Securities and Exchange Commission on February 9, 2001. Artisan reported that as of such date it was the beneficial owner of 1,756,900 shares for which Artisan shared voting and dispositive power with respect to all such shares with Artisan Investment Corporation, the general partner of Artisan, and the general partner's principal stockholders, Andrew S. Ziegler and Carlene Murphy Ziegler.

Transaction with Affiliates

    On July 31, 1997, the Compensation Committee of the Board of Directors authorized Fleetwood to enter into an agreement with the trustee of a trust created by Glenn F. Kummer for the benefit of members of his family (the "Kummer Trust"), providing for the purchase by Fleetwood for the Kummer Trust of a split-dollar life insurance policy on the life of Mr. Kummer, payable to the Kummer Trust. Fleetwood intends to pay the premium on the policy for up to five (5) years. The trustee of the Kummer Trust will contribute a portion of each annual premium which will reduce Fleetwood's premium each year, and will assign certain rights under the policies, including the right to receive the cash surrender value thereof, to Fleetwood to secure repayment of all the premium payments made by Fleetwood. Fleetwood will recover all of its insurance premium payments from the death benefit under the policy or earlier from the Kummer Trust. Since the increases in the cash surrender value of the policy assigned to secure premium repayments are applied for accounting purposes to offset the premium expense incurred by Fleetwood, the cost of such payments will not have any material effect on Fleetwood's consolidated financial statements. On January 20, 1999, Fleetwood entered into a substantially similar arrangement with the trustee of a trust created by Paul M. Bingham for the benefit of members of his family. Mr. Bingham retired October 31, 2000. See also note to "Executive Compensation" table for premium payments.

    Morgan Drive Away, Inc., of which Director Paul D. Borghesani is a Director and Vice President—General Counsel, performs services for Fleetwood in connection with the transportation of manufactured homes and recreational vehicles to retailer and customer sites. During the fiscal year ended on April 29, 2001, the total amount paid by the Company to Morgan Drive Away, Inc., for such services was $22,425,682. In the opinion of the Company, such services were competitive with other suppliers with respect to price and quality of performance.

    Mr. Pitcher is a retired partner of the law firm of Gibson, Dunn & Crutcher LLP, and is now Advisory Counsel to that firm. Fleetwood has retained Gibson, Dunn & Crutcher to provide legal services, and anticipates that it will retain the law firm to provide such services in the future, as well.

EXECUTIVE COMPENSATION

    The following table sets forth for the fiscal years ended April 29, 2001, April 30, 2000 and April 25, 1999, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the five highest paid Fleetwood executive officers, (plus two former executive officers who have since retired) including the Chief Executive Officer.

	Annual Compensation					Long-Term Compensation
Name and Position	Fiscal Year	Salary		Bonus (1)		Awards Options/ Shares	Payouts Long-Term Incentive(2)		All Other Compensation(3)
Glenn F. Kummer Chairman of the Board of Directors and Chief Executive Officer(4)	2001 2000 1999	$ $ $	149,250 99,000 99,000	$ $ $	732,913 1,348,275 1,287,091	35,000 52,000 70,000	$ $ $	0 556,548 750,827	$ $ $	738,502 967,915 842,967
Nelson W. Potter President and Chief Executive Officer(4)	2001 2000 1999	$ $ $	139,749 93,000 93,000	$ $ $	628,211 1,369,950 1,531,793	100,000 56,000 60,000	$ $ $	0 800,893 583,976	$ $ $	434.637 492,585 368,307
Boyd R. Plowman Senior Vice President— Chief Financial Officer	2001 2000 1999	$ $ $	129,500 84,000 68,000	$ $ $	318,944 258,823 275,287	50,000 9,000 7,000	$ $ $	0 133,482 62,569	$ $ $	101,324 78,752 16,345
Charles A. Wilkinson Senior Vice President Housing Group	2001 2000 1999	$ $ $	130,250 66,750 57,500	$ $ $	476,502 370,240 312,278	50,000 8,000 0	$ $ $	0 156,422 39,489	$ $ $	160,100 34,638 19,512
Carl D. Betcher Senior Vice President Recreational Vehicle Group	2001 2000 1999	$ $ $	116,750 60,000 60,000	$ $ $	284,059 406,358 401,863	30,000 11,000 10,000	$ $ $	0 177,976 156,422	$ $ $	109,088 115,983 77,051
John G. Pollis(5) Senior Vice President Retail Operations	2001 2000 1999	$ $ $	731,990 96,999 84,000	$ $ $	322,846 460,130 516,890	12,000 15,000 10,000	$ $ $	0 266,964 250,276	$ $ $	245,226 167,138 139,829
Paul M. Bingham(6) Senior Vice President Finance	2001 2000 1999	$ $ $	62,210 87,000 87,000	$ $ $	170,846 474,405 469,806	22,000 22,000 25,000	$ $ $	0 444,941 417,126	$ $ $	201,339 234,203 197,226

(1)
Excludes $250,000 in fiscal year 2000 and $250,000 in fiscal year 1999 of earned incentive compensation which was paid to Mr. Kummer's irrevocable trust and $72,000 in fiscal year 2001, $72,000 in fiscal year 2000 and $72,000 in fiscal year 1999 paid to Mr. Bingham's trust for the benefit of members of their respective families in connection with a split-dollar life insurance program. See "Transaction with Affiliates" on page 8 of this Proxy Statement.

(2)
Payments made after fiscal year-end, but accrued for the two-year award period ended April 30, 2000 under Fleetwood's Long-Term Incentive Plan.

(3)
Includes payments made or accrued under Fleetwood's retirement plans, payments of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans, and in the cases of Mr. Kummer and Mr. Bingham, the estimated value of the premiums paid by Fleetwood on split-dollar insurance on their lives, owned by irrevocable trusts for the benefit of the respective families of Mr. Kummer and Mr. Bingham. (Fleetwood will receive the premiums it has paid, plus interest, from the proceeds of such insurance.) The following table shows the respective amounts of each of the above items for the past three fiscal years.

(4)
Mr. Kummer served as Chief Executive Officer through fiscal year 2001. On April 30, 2001, Mr. Potter became Chief Executive Officer.

(5)
Mr. Pollis retired April 1, 2001. For fiscal year 2001, his salary includes $584,442 separation pay and $32,214 accrued vacation.

(3)
Mr. Bingham retired October 31, 2000.

	Non-Funded Retirement Plan Contribution		Dividend Equivalents		Split-Dollar Insurance
Mr. Kummer 2001 2000 1999	$ $ $	308,452 424,435 385,554	$ $ $	430,050 489,750 392,090	$ $ $	126,540 53,730 65,333
Mr. Potter 2001 2000 1999	$ $ $	282,137 347,085 286,567	$ $ $	152,500 145,500 81,740		— — —
Mr. Plowman 2001 2000 1999	$ $ $	85,464 66,752 12,565	$ $ $	15,860 12,000 3,780		— — —
Mr. Pollis 2001 2000 1999	$ $ $	117,958 133,388 121,079	$ $ $	34,770 33,750 18,750		— — —
Mr. Wilkinson 2001 2000 1999	$ $ $	139,970 28,638 19,512	$ $ $	20,130 6,000 0		— — —
Mr. Bingham 2001 2000 1999	$ $ $	130,274 155,356 150,194	$ $ $	170,845 70,875 45,270	$ $ $	15,735 7,972 1,762
Mr. Betcher 2001 2000 1999	$ $ $	90,178 100,232 71,651	$ $ $	18,910 15,750 5,400		— — —

Option Grants

    The following table lists certain information concerning stock options granted to Fleetwood's five executive officers (plus two former executive officers who have since retired) named in the Summary Compensation Table during the fiscal year ended on April 29, 2001, under Fleetwood's Amended and Restated 1992 Stock-Based Incentive Compensation Plan.

	Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 10-Year Option Term
		% of Total Options Granted in Fiscal Year
Name	Options Granted		Date of Grant	Exercise or Base Price	Expiration Date
						5%	10%
Glenn F. Kummer	35,000	4.0%	3/16/01	$9.01	3/16/11	198,322	502,587
Nelson W. Potter	100,000	11.4%	3/16/01	$9.01	3/16/11	566,634	1,435,962
Boyd R. Plowman	50,000	5.7%	3/16/01	$9.01	3/16/11	283,317	717,981
Charles A. Wilkinson	50,000	5.7%	3/16/01	$9.01	3/16/11	283,317	717,981
Carl D. Betcher	35,000	4.0%	3/16/01	$9.01	3/16/11	169,990	430,789
John G. Pollis(2)	0	—	—	—	—	—	—
Paul M. Bingham(2)	0	—	—	—	—	—	—

(1)
All awards were made pursuant to Fleetwood's 1992 Stock-Based Incentive Compensation Plan at not less than 100% of the fair market value of the Company's Common stock on the date the options were granted. Stock options may not be exercised during the first twelve (12) months after the date the options were granted.

(2)
Mr. Bingham and Mr. Pollis were not awarded any options as a result of their planned retirements.

Option Exercises, Options Held and Year-End Values

    None of the five executive officers (nor the two former executive officers who have since retired) named in the Summary Compensation Table exercised options during the fiscal year ended on April 29, 2001. The following table contains information on stock options held by such executive officers as of such date.

			Unexercised Options Held at April 29, 2001
					Value of Unexercised In-The Money Options at April 29, 2001(1)
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable
Glenn F. Kummer	0	0	705,000	35,000	$116,550
Nelson W. Potter	0	0	250,000	100,000	$333,000
Boyd R. Plowman	0	0	26,000	50,000	$166,500
Charles A. Wilkinson	0	0	40,500	50,000	$166,500
Carl D. Betcher	0	0	36,500	30,000	$99,000
John G. Pollis	0	0	57,000	0	$0
Paul M. Bingham	0	0	116,500	0	$0

(1)
These amounts represent the difference between the exercise price of the stock options and the closing price of Fleetwood's stock on April 27, 2001 (the last day of trading for the fiscal year ended April 29, 2001) for all in-the-money options held by the named executive. The in-the-money stock option exercise price for all options is $9.01. These stock options were granted at the fair market value of the stock on the grant date.

Long-Term Incentive Plan Awards

    None of the five executive officers (nor the two former executive officers who have since retired) named in the Summary Compensation Table received awards under Fleetwood's Long-Term Incentive Plan during the fiscal year ended on April 29, 2001.

Employment and Change in Control Agreements

    The Company has entered into new employment agreements and change in control agreements with each of the Company's officers. The new employment agreements generally provide that if the officer is either constructively terminated or terminated without cause, the officer shall receive a severance payment payable in equal monthly installments equal to the product of (A) the number of full months immediately before the date of termination during which the officer has been continuously employed as an officer of the Company or any of its affiliated companies, up to a maximum of twenty-four (24) or twelve (12) months, depending on the duties of the officer, and (B) the average monthly amount of the officer's base salary plus all bonuses and incentive compensation payments paid to the officer, as averaged over the applicable twenty-four (24) or twelve (12) months. Each of the five (5) current executive officers mentioned in the Summary Compensation Table has an employment agreement that provides for the maximum twenty-four (24) months payment and maximum bonus payment. Additionally, the officer (including his or her family) would be entitled to group insurance benefits, and any and all of the officer's unvested stock options would immediately become fully vested and exercisable.

    The change in control agreements generally provide for severance benefits for the Company's officers in connection with a change in control of the Company. A change in control is generally defined as circumstances under which either a third party or group acquired more than twenty-five percent (25%) of the Company's voting stock, or as a result of a cash tender, merger or other business combination, the majority of the Company's Board of Directors is replaced. Upon the occurrence of such circumstances, the maximum severance benefit which may be paid to the Company's officers, shall be equal to, depending on the duties of the officer, two times or one times the officer's compensation as defined in the agreement. Each of the five (5) current executive officers mentioned in the Summary Compensation Table has a change in control agreement that provides for two times the officer's compensation. Additionally, in the event of a change in control, the officer (including his or her family) would be entitled to group insurance benefits, the immediate vesting of all unvested stock options and an excise tax restoration payment, if necessary.

Performance Graph

    The performance graph set forth below compares the cumulative total shareholder return on Fleetwood's Common stock against the cumulative total return for the five-year period ended on April 29, 2001, of the Standard & Poor's Corporation S&P Small Cap 600 and a "peer group" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles. With respect to all companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period.

    There is no currently available published index of companies involved in the same businesses as Fleetwood. The peer group consists of the following companies: Champion Enterprises, Inc., Clayton Homes, Inc., Coachmen Industries, Inc., Monaco Coach Corp., National R.V. Inc., Oakwood Homes Corporation, Palm Harbor Homes, Inc., Skyline Corp., Thor Industries, Inc. and Winnebago Industries, Inc. The peer group contains the largest companies in Fleetwood's industries, the performance of which is generally compared to Fleetwood's performance by investment analysts. None of these companies is truly comparable to Fleetwood. All are smaller; some are involved only in manufactured housing and others only in recreational vehicles; some own no retail business and others are vertically integrated to a much greater extent than Fleetwood.

Compensation Committee Report on Executive Compensation

    The Board's Compensation Committee reviews the administration of the Company's management compensation programs as they affect the compensation of the Company's senior managers. In addition, the Committee is responsible for administering several Company benefit plans—the Long-Term Incentive Plan, the 1992 Stock-Based Incentive Compensation Plan and the Senior Executive Incentive Compensation Plan. The Committee consists of the three non-management directors who authorized this Report.

Fleetwood's Historical Corporate Compensation Philosophy

    In fiscal year 2001, Fleetwood made a strategic decision to modify its long-standing compensation philosophy. Compensation is now targeted at an individual and organizational performance model that maintains higher base salaries than in previous years while continuing to maintain sizeable bonus opportunities as a result of achieving individual and organizational performance objectives. This performance-based approach is a continued reflection of the Company's belief that managers should have an opportunity to earn bonuses based on operational performance including profitability. The new management compensation plan is designed to hold managers more closely accountable for specific objectives under their control. The new management compensation plan was fully implemented at the beginning of fiscal year 2002.

    The Company has historically avoided many of the perquisites typically provided to corporate managers, especially members of top management. The Company's senior managers have no expense accounts, company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling or the like.

Salaries and Incentive Compensation

    The first step toward the new compensation system was executed in February of 2001. The Company made adjustments in managers' base salaries for the first time in over ten (10) years for field personnel and over fifteen (15) years for staff and corporate managers. The purpose of this intra-year increase was to assist in a smoother transition to the new plan, effective with the beginning of fiscal year 2002 and provide managers with an increase in monthly compensation during the final quarter of fiscal year 2001 as a supplement to the dramatically reduced incentive compensation payments. Management and the Board saw this as an important step in attracting and retaining key management talent during the current period of market turmoil in both core businesses.

    Also, in the second half of fiscal year 2001, management began an extensive study of the current levels of compensation compared with the industry and broader manufacturing marketplace. The study was completed with a report made to the Compensation Committee and Board of Directors. At that time, management presented the proposed overall management compensation plan. In addition, management sought and received Committee approval for the targeted compensation for fiscal year 2002 for the Senior Executives, defined as the Chairman of the Board, President and Chief Executive Officer.

Long-Term Incentive Compensation

    The basis for earning long-term incentive compensation awards was changed several years ago. The Long-Term Incentive Plan requires returns in excess of the Company's cost of capital over a two-year period in order for any long-term incentive compensation to be payable. It utilizes cash flow returns on the Company's gross cash investment as the measurement device for determining whether or not compensation has been earned, and how much. The Committee believes that this approach focuses Fleetwood's senior management on the importance of proper utilization of corporate capital, which assists in enhancing value for the Company's shareholders.

    As a result of weaker performance in the 2000 and 2001 fiscal years, there was no payment of long-term incentive compensation for the 2000 and 2001 award period. At this time, projected operating performance for fiscal year 2002 in conjunction with the performance in fiscal year 2001 makes it extremely unlikely that there will be a payment of long-term incentive compensation for the 2001 and 2002 award period.

    While there were no significant changes with respect to the administration of the Plan this year, the targets were changed to reflect changes in the Company's cost of capital as they are at the beginning of each award period. Mr. Kummer, the Company's Chairman during fiscal year 2001, remained the Plan's Benchmark Participant. In subsequent years Mr. Potter, President and Chief Executive Officer, will be the Plan's Benchmark Participant. As compared to the two-year award period ending April, 2001, the threshold return was reduced from 9.99% to 9.50% for the new award period, the target performance level from 11.99% to 11.50% and the maximum from 13.99% to 13.50%. The award percentages for the two-year period ending April, 2003, reflecting awards that participants may earn if the targets are met, remain at the same level as for the prior award period.

    As a result of the new management compensation program, a study of current practices and trends in the area of long-term incentive compensation is underway and should be completed by the end of the second quarter of fiscal year 2002.

Stock Options

    In its role of administering the Company's 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time to key officers and managers who have the greatest degree of potential influence on the Company's strategic direction. In addition, awards have also been made to a broader group of operational managers at the Company's manufacturing, staff and retail operations. As a result of the management compensation study, the Company intends to increase the amount of equity-based (stock option) compensation in an effort to retain key managers and influence their decision-making on issues that affect the Company's returns. The Committee made stock option awards in both categories in March, 2001.

Compensation of Fleetwood's Chief Executive Officer and President

    In 1994, the shareholders approved the Senior Executive Incentive Compensation Plan that provides incentive compensation to the Company's Chief Executive Officer and President on a substantially equivalent basis to the Company's basic incentive compensation program. As a result, payments made under this performance-based plan continue to be deductible under Internal Revenue Code Section 162(m). Federal tax law now requires that performance-based plans be re-approved by the shareholders at least every five years in order that deductibility of payments made under such plans continues to be assured. The Plan was submitted and approved at the September, 2000, Annual Shareholders Meeting. The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by the Company to its managers, including its senior officers, should be deductible for income tax purposes. All compensation payments made to the Company's officers in fiscal year 2002 are expected to be fully deductible.

    With the exception of the base salary increase applied to the fourth quarter of fiscal year 2001, the performance targets of both Mr. Kummer and Mr. Potter remained the same as in the previous fiscal year. The stock option awards to Mr. Kummer and Mr. Potter made during the fiscal year were enhanced as a result of the management compensation study and the decision to create a total executive compensation package that contains a higher percentage of equity-based pay in the form of stock options. All such awards remain non-qualified grants at fair market value on the date of the grant.

    In light of the significant challenges in both of the Company's core businesses, the Committee believes that the compensation of Mr. Kummer and Mr. Potter is fair for the performance expected of them.

Paul D. Borghesani, Chairman
Dr. James L. Doti
Margaret S. Dano

Report of the Audit Committee

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

    In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Further, the Audit Committee has considered whether the independent auditor's provision of information technology services and other non-audit services to the Company is compatible with the auditor's independence.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended April 29, 2001, for filing with the Securities and Exchange Commission.

Submitted by the Fleetwood Enterprises, Inc., Audit Committee

Dr. Douglas M. Lawson, Chairman
Walter F. Beran
John T. Montford

AUDITORS

    The firm of Arthur Andersen LLP has served as Fleetwood's independent public accountants since 1955. Such firm has again been selected to act in such capacity for the current fiscal year. A representative of Arthur Andersen LLP will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

AUDIT FEES

    The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's financial statements for the fiscal year ended April 29, 2001, and the interim reviews of the financial statements included in the Company's Forms 10-Q for fiscal year 2001 were approximately $559,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Arthur Andersen LLP billed the Company approximately $1,393,670 for Financial Information Systems Design and Implementation services for fiscal year 2001.

ALL OTHER FEES

    Arthur Andersen LLP billed the Company approximately $124,902 during fiscal year 2001 for other services including consulting for tax matters and regulatory financial reporting.

ANNUAL REPORTS

    Fleetwood's Annual Report for the fiscal year ended April 29, 2001, including our Annual Report on Form 10-K, is being mailed to shareholders along with the proxy materials. In addition, the Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. SHAREHOLDERS MAY OBTAIN ADDITIONAL COPIES OF THE FORM 10-K ANNUAL REPORT, INCLUDING FINANCIAL STATEMENTS, WITHOUT CHARGE, BY WRITING THE SECRETARY AT THE ADDRESS LISTED AT THE FRONT ON THE PROXY STATEMENT.

OTHER BUSINESS AND DIRECTOR NOMINATIONS

    At the time of the preparation of this Proxy Statement, the Company's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting on any such matter in accordance with their best judgment.

    Fleetwood's Bylaws require that, for other business to be properly brought before an Annual Meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the Annual Meeting (or not later than ten (10) days after public disclosure of the Annual Meeting if such disclosure occurs less than 70 days prior to the date of such Annual Meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the Annual Meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of Common stock represented, and (c) any material interest of the shareholder in such business.

    Fleetwood's Bylaws also require that the Secretary receive written notice of all persons to be nominated as a director at an Annual Meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the Annual Meeting at which the election will take place (or not later than ten (10) days after public disclosure of such Meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of Common stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement, and (c) a consent to serve as director signed by such nominee.

2002 SHAREHOLDER PROPOSALS

    Shareholder proposals intended to be presented at the 2002 Annual Meeting must be received by the Company on or before March 19, 2002, if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.

                      By Order of the Board of Directors

                      Forrest D. Theobald
                      Secretary

Dated: August 1, 2001

APPENDIX A

FLEETWOOD ENTERPRISES, INC.

AUDIT COMMITTEE CHARTER

    The Audit Committee of the Board of Directors ("the Committee") of Fleetwood Enterprises, Inc., ("the Company") shall have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

    The Committee shall be comprised of such number of directors as the Board of Directors may determine from time to time, but in no event shall the Committee be comprised of less than three directors. At least one of the Committee shall have accounting or related financial management expertise and all members shall be conversant in financial matters. One of the members of the Committee shall be elected Committee Chairman by the Board of Directors.

RESPONSIBILITY

    The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information which will be provided to shareholders and the Securities and Exchange Commission; (ii) the system of internal controls which management has established; and (iii) the internal and external audit process. The Committee shall have an open avenue of communication between the internal auditors, the independent accountants, financial management and the Board of Directors. The Committee should have a clear understanding with the independent accountants that the independent accountants are ultimately accountable to the Committee and that the Committee has the authority to select, evaluate, and if appropriate, replace the independent accountants.

AUTHORITY

    Unless the Board of Directors shall otherwise direct, the Committee is granted the authority to investigate any matter or activity involving financial accounting, financial reporting and internal controls of the Company. In that regard, the Committee shall have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees shall be directed to cooperate with respect thereto as requested by members of the Committee.

INDEPENDENCE

    Every member of the Committee must be independent, may not be an officer or employee of the Company, and may not have been employed by the Company in the last five years. Committee members shall receive no compensation from the Company other than for Board or committee service. Committee members may not be related to any Company officers or directors, and may have no material affiliation with Company suppliers or customers.

MEETINGS

    The Committee is to meet at least three times each year and as many additional times as the Committee deems necessary. The Committee is to meet privately with the independent accountants and the Company's Internal Audit Manager at least once each year and at other times when considered appropriate.

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ATTENDANCE

    Members of the Committee will strive to be present at all meetings. As necessary or desirable, the Committee Chairman may request that members of management and representatives of the independent accountants and the Company's internal audit staff be present at meetings of the Committee.

SPECIFIC DUTIES

1.
Review with the Company's management, the Internal Audit Manager and independent accountants the Company's accounting, administrative and financial reporting controls. Annually review management letter recommendations from the independent accountants.

2.
Discuss with the independent accountants their review of the Company's electronic data processing and information technology procedures and controls. Inquire about specific security programs to protect against computer fraud or misuse both within and outside the Company.

3.
Review with the Company's management and the independent accountants the significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements.

4.
Review the scope of the Internal Audit work plan for the year and receive summary reports of major findings by internal auditors. Discuss with the Internal Audit Manager whether there is a need for any significant change in the Company's system of internal controls.

5.
Review the scope and general extent of the independent accountant's annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including (i) quality of internal accounting controls; (ii) industry and business risks of the Company; (iii) external reporting requirements; and (iv) materiality of various segments of the Company's activities. The Committee should inquire of the independent accountants as to whether the audit scope is sufficient and that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the auditors.

6.
Inquire as to the independence of the independent accountants. In addition, review the extent of non-audit services provided by the independent accountants in relation to the objectivity needed in the independent audit. Annually request that the independent accountants provide a letter regarding their independence.

7.
Review with management and the independent accountants at the completion of the annual audit the following:

  •
  The annual financial statements and related footnotes and financial information to be included in the Company's Annual Report on Form 10-K and its Annual Report to Shareholders.

  •
  Results of the audit of the financial statements and the related report thereon and a report on significant changes during the year in accounting principles and their application.

  •
  Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit including any significant adjustments proposed by the independent accountants.

  •
  Other communications as required by generally accepted auditing standards.

8.
Inquire about the cooperation received by the independent accountants during their audit, including their access to all requested records, data and information. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily

A–2

  resolved, would have caused them to issue a nonstandard report on the Company's financial statements. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

9.
Meet with management, the Internal Audit Manager and the independent accountants to discuss any significant recommendations which the independent accountants may have, particularly those that were characterized as "material" or, "significant" in nature. Typically, such recommendations will be presented by the independent accountants in the form of a "letter of comments and recommendations" to the Committee. The Committee should review responses of management to the "letter of comments and recommendations" from the independent accountants and receive follow up reports on action taken concerning the aforementioned recommendations,

10.
Review with management, the Company's Internal Audit Manager and the independent accountants the methods of establishing and monitoring the Company's policies to prohibit unethical or illegal activities by Company employees. Discuss with the Company's General Counsel any questionable or possible illegal activities reported to the Committee that may have a significant impact on the Company.

11.
Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs and reports received from regulators.

12.
Subject to the approval of the Board of Directors, arrange for and monitor any special investigations as the need may arise.

13.
Recommend to the Board of Directors any appropriate changes in the duties of the Committee.

14.
Regularly report as to the Committee's activities and make recommendations, as appropriate, to the Board of Directors.

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PROXY

FLEETWOOD ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, revoking all prior proxies, hereby appoints Glenn F. Kummer and Forrest D. Theobald, or either of them, proxies with full power of substitution, to vote all shares of Common Stock of Fleetwood Enterprises, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, September 11, 2001, and at any adjournment thereof, to elect Directors and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INDICATED INSTRUCTIONS. HOWEVER, IF NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE (3) NOMINEES LISTED ON THE REVERSE SIDE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Please mark
/X/	votes as in
this example.
1.	Election of Directors.
	Nominees:	(01)	Paul D. Borghesani, (02) Thomas B. Pitcher and
		(03)	Nelson W. Potter
FOR	WITHHELD
/ /	/ /
/ /	For all nominees except as noted above
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	/ /
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	/ /
Please sign exactly as name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.
Signature:	Date:	Signature:	Date:

QuickLinks

FLEETWOOD ENTERPRISES, INC. 3125 Myers Street Riverside, California 92503-5527 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
FLEETWOOD ENTERPRISES, INC. 3125 Myers Street Riverside, California 92503-5527
PROXY STATEMENT
ELECTION OF DIRECTORS (Proxy Item No. 1)
EXECUTIVE COMPENSATION
AUDITORS
ANNUAL REPORTS
OTHER BUSINESS AND DIRECTOR NOMINATIONS
2002 SHAREHOLDER PROPOSALS
APPENDIX A FLEETWOOD ENTERPRISES, INC. AUDIT COMMITTEE CHARTER
PROXY FLEETWOOD ENTERPRISES, INC.